UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

December 4, 2017

Date of Report (Date of Earliest event reported)

HemCare Health Services Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-148546	20-8248213
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5940 S. Rainbow Blvd, Ste 400-32132 Las Vegas NV 89118

(Address of principal executive offices) (Zip Code)

1 (702) 796-6363

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

Settlement Agreement

In its most recent quarterly report for the period ending September 30, 2017, the Company reported that on August 1, 2017 HemCare Health Services Inc. entered into stock purchase agreements with certain shareholders to acquire a total of 88,670,000 shares of its common stock for gross proceeds of USD $95,200 to be satisfied by way of $95,000 in 3% promissory notes and $200 cash. As part of the transaction the shareholders were to deliver the respective shares for rescission. While the Company acted reasonably to satisfy its obligations of the purchase agreement, the largest shareholder failed to deliver the shares and later cited they were not going to conclude the sale. After reviewing the matter with counsel, it was determined that it was in the best interest of the Company and its shareholders to settle the matter without litigation. Accordingly, the other shareholders that agreed to sell to the Company a significant portion of their shares did so in reliance of the Company’s representations that there were agreements in place to retire significantly more shares simultaneously. In the opinion of management and counsel, a release to the one party without the others carried a serious potential for claims against the Company. As such, and to avoid costly litigation on the matter, the parties entered into a settlement agreement on November 30, 2017 whereby the original purchase agreements were to be amended to purchase 37,770,000 common shares revised from the 88,670,000 originally reported. The total purchase price was revised to $5,200 from the original $95,200. The $95,000 notes were revised down to $5,000 respectively. The changes including the debt reduction will be reflected in the Company’s upcoming December 31, 2017 annual report filed on or before March 31, 2018.

Item 3.02 Unregistered Sales of Equity Securities

Stock Sales

On November 30, 2017 the Company accepted a Subscription agreement for the sale of 1,159,800 restricted common shares from an accredited investor at the price of .01 per share for total amount of $11,597.80. On December 02, 2017 the Company accepted a Subscription agreement for the sale of 2,293,700 restricted common shares from an accredited investor at the price of .01 per share for total amount of $22,937. The two issuances brought the Company’s total issued & outstanding to 170,781,711 as of December 4, 2017.

Item 5.03 Amendments to Articles of Incorporation

Company name change and reverse stock split

On December 2, 2017 with written consent of 68% of its shareholders, representing a majority, the company passed a resolution to amend its articles of incorporation to change its name from Hemcare Health Services Inc. to DLT Resolution Inc. The name change was effected to accurately reflect the Company’s primary line of business. In addition to the name change, the Board of Directors, pursuant to written consent of the majority of our shareholders, passed a resolution to also enact a one for ten reverse stock split of its common stock, par value $.0001 per share. The record date for the stock split is December 15, 2017. Shareholders of record as of such date will receive one share of the Company’s common stock for each ten shares that they own as of the market close on the record date. The distribution of the new shares will be made available on or about December 18, 2017. When applicable, fractional shares will be rounded up to the nearest whole share and lots of less than 100 shares will be rounded up to 100 in order to retain the requisite round lot holders as one of the requirements for the Company to pursue an “up-listing” of its shares to an exchange in the future. As a result of the stock split, the outstanding shares of the Company’s common stock will decrease from 170,781,711 shares outstanding to approximately 17,078,172 shares. The Company also requested from the Financial Industry Regulatory Authority its ticker symbol change to a more suitable symbol to match the Company’s new name. The Company will notify shareholders with more details including the new ticker symbol in a future filing and press release. Authorized Capital will remain at 275,000,000 shares.

Item 8.01 Other Events

New Canadian subsidiary

On November 23, 2017 HemCare Health Services Inc. (“the Company”) entered the Canadian market with the incorporation of an Ontario based-company. The100% owned subsidiary, DLT Resolution Corp. will focus on the Company’s block chain solutions in the Health Information Exchange and communications sector within Canada.

2

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Hemcare Health Services Inc.

Date: December 5, 2017	By:	/s/ John S. Wilkes
	Name:	John S. Wilkes
	Title:	President and Chief Executive Officer

3